Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy L. Simpson Pam Kessler (805) 981-8655

LTC ANNOUNCES INCREASE, REPRICING

AND EXTENSION OF UNSECURED CREDIT FACILITY

WESTLAKE VILLAGE, CALIFORNIA, May 30, 2012 — LTC Properties, Inc. (NYSE: LTC) (“the Company”) announced today that it completed an amendment to its unsecured revolving credit facility increasing the commitment to $240 million with the ability to increase commitments up to $350 million.  Additionally, the Company’s lenders reduced the drawn pricing by 25 basis points, reduced the undrawn pricing by 10 basis points and extended the maturity of the facility one additional year to May 25, 2016. The amendment also provides for a one-year extension option at the Company’s discretion, subject to customary conditions.  Based on LTC’s current leverage ratios, the amended facility provides for interest annually at LIBOR plus 125 basis points and an unused commitment fee of 25 basis points.  As of May 30, 2012, LTC had $66.0 million outstanding under the unsecured revolving credit facility.

The following banks are participants in the unsecured revolving credit facility:  Bank of Montreal, Chicago Branch as Administrative Agent, BMO Capital Markets, as Co-Lead Arranger and Joint Book Runner, Key Bank National Association, as Syndication Agent, KeyBanc Capital Markets Inc., as Co-Lead Arranger and Joint Book Runner, Royal Bank of Canada as Co-Documentation Agent, and Wells Fargo Bank, National Association as Co-Documentation Agent.

The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through facility lease transactions, mortgage loans and other investments.  For more information on LTC Properties, Inc., visit the Company’s website at www.ltcproperties.com.